                           SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant                           [X]
Filed by a Party other than the Registrant        [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           Rogue Wave Software, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box)

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to
    Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(6) Amount Previously Paid:

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(7) Form, Schedule or Registration Statement No.:

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(9) Date Filed:

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

                           ROGUE WAVE SOFTWARE, INC.
                             5500 FLATIRON PARKWAY
                           BOULDER, COLORADO  80301

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON JANUARY 18, 2001

TO THE STOCKHOLDERS OF ROGUE WAVE SOFTWARE, INC.:

     Notice Is Hereby Given that the Annual Meeting of Stockholders of Rogue Wave Software, Inc., a Delaware corporation (the "Company"), will be held on Thursday, January 18, 2001, at 8:00 a.m. local time at the offices of the Company, located at 5500 Flatiron Parkway, Boulder, Colorado, 80301 for the following purpose:

1. To elect directors to serve for the ensuing year and until their successors are elected.

2. To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending September 30, 2001.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

          The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

          The Board of Directors has fixed the close of business on November 30, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.


                              By Order of the Board of Directors


                              /s/ Merle A. Waterman
                              Secretary


Boulder, Colorado
December 13, 2000

     All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                           ROGUE WAVE SOFTWARE, INC.
                             5500 FLATIRON PARKWAY
                            BOULDER, COLORADO  80301

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 18, 2001

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of the Board of Directors of Rogue Wave Software, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, January 18, 2001, at 8:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of the Company, located at 5500 Flatiron Parkway, Boulder, Colorado, 80301. The Company intends to mail this proxy statement and accompanying proxy card on or about December 13, 2000 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, ChaseMellon Shareholder Services. No additional compensation will be paid to directors, officers or other regular employees for such services, but ChaseMellon Shareholder Services will be paid its customary fee, estimated to be about $12,500, if it renders solicitation services.

Voting Rights and Outstanding Shares

     Only holders of record of Common Stock at the close of business on November 30, 2000, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on November 30, 2000, the Company had outstanding and entitled to vote 10,909,166 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 5500 Flatiron Parkway, Boulder, Colorado, 80301, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

     The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2002 annual meeting of stockholders pursuant to Rule 14a-8, "Shareholder Proposals," of the Securities and Exchange Commission is August 13, 2001. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is November 19, 2001, however, unless a stockholder notifies the Company of such matter prior to October 29, 2001, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter. Stockholders are also advised to review the Company's By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and Bylaws provide that the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors. Each director shall be elected at each annual meeting of stockholders for a term of one year. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term in which the vacancy occurred and until such director's successor is elected and qualified.

     The Board of Directors is presently composed of six members. Each of the nominees for election is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the next Annual Meeting of Stockholders and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Nominees

     The name of the nominees and certain biographical information about them are set forth below:

                         Name                               Age                           Position
------------------------------------------------------    -------     ------------------------------------------------
Thomas Keffer, Ph.D. (1)..............................       46       Chairman of the Board

John D. Iacobucci.....................................       60       President, Chief Executive Officer and Director

Thomas M. Atwood (2)..................................       50       Director

Louis C. Cole (1),(2).................................       55       Director

Margaret M. Norton (2)................................       46       Director

John Floisand.........................................       56       Director

------------------------------------------------------

(1)  Member of the Compensation Committee

(2)  Member of the Audit Committee

Set forth below is biographical information for each person nominated.

Thomas Keffer, Ph.D.

     Dr. Keffer has served as Chairman of the Board of Directors of the Company since 1989. Dr. Keffer was a founder of the Company in 1989 and served as its President and Chief Executive Officer from that time until October 1998. Prior to 1989, Dr. Keffer was an Assistant Professor of Oceanography at the University of Washington. Dr. Keffer received his Ph.D. in Physical Oceanography from Oregon State University and his B.A. from Cornell University.

John D. Iacobucci

     Mr. Iacobucci, has served as President, Chief Executive Officer and Director, of the Company since May 2000. From 1994 to 2000, Mr. Iacobucci was Chairman, President and CEO of Line 4, Inc., (formerly Aristacome International Inc.), a computer telephony integration company. Prior to Line 4, he was employed by Harris Corporation from 1988 to 1993 where he served as Vice President and General Manager of their Digital Telephone Systems Division and later as Vice President of Business Development for their communications division. Mr. Iacobucci was also employed for seven years at Northern Telecom, Inc., where he last served as Vice President of their Integrated Office Systems group, having financial responsibility for their private network products and services for the Central Region. Mr. Iacobucci completed the Penn State Executive Management Program and received his B.A. from Central New England College of Massachusetts.

Thomas M. Atwood

     Mr. Atwood has been a director of the Company since October 1994. Since 1999, Mr. Atwood has served as the Chief Executive Officer of Mission Broadband, a broadband media services company. Prior to 1999, he served as President and Chief Operations Officer of Site/X3, an Internet professional services firm as Executive Vice President of eMotion, Inc., a software company that was sold in early 1999 to Cinebase Software. Mr. Atwood was Chief Executive Officer of Cinebase Software, a software company, from June 1996 until June 1997. Prior to June 1996, he founded Object Design, a software company, in 1988 and served as its Chairman through December 1995.

Louis C. Cole

     Mr. Cole has been a director of the Company since July 1997. Since June 1989, Mr. Cole has served as the President and Chief Executive Officer, and since June 1995 as Chairman of the Board, of Legato Systems, Inc., a network storage management software company. Prior to that, from March 1987 until July 1988, Mr. Cole served as Executive Vice President of Novell, Inc., a manufacturer of computer networking equipment and software.

John Floisand

     Mr. Floisand has been a director of the Company since March 2000. Mr. Floisand served as President and Chief Executive Officer of Personic, Inc., a software development company, from September 1999 to October 2000, at which time he retired. From 1995 to August 1999, Mr. Floisand was employed by Borland Corporation, a software tools manufacturer, where he served as Senior Vice President of Worldwide Sales. Mr. Floisand was employed by Apple Computer between 1983 to 1995, where he last served as President of Apple Pacific and Senior Vice President of Apple Computer. Prior to joining Apple Computer, Mr. Floisand was the Managing Director and Chairman of Base2, a distributor of Apple products.

Margaret M. Norton

     Ms. Norton has been a director of the Company since January 2000. Since 1998, Ms. Norton has been a self-employed consultant. From 1994 to 1998, Ms. Norton served as the General Manager, Senior Vice President of

Octel Communications, acquired by Lucent Technologies in 1997. Between 1988 and 1994, Ms. Norton served in various business development and marketing roles for Octel Communications. Prior to joining Octel Communications, Ms. Norton worked for Southern New England Telephone Company for approximately 11 years, where she last served as the Director of Marketing.

                       The Board Of Directors Recommends
                     A Vote In Favor Of Each Named Nominee.

Board Committees and Meetings

     During the fiscal year ended September 30, 2000, the Board of Directors held four meetings. The Board has an Audit Committee and a Compensation Committee.

     The Audit Committee has primary responsibility to review accounting procedures and methods employed in connection with audit programs and related management policies. Its duties include (1) recommending the independent auditors for the Company, (2) reviewing the scope of the audit to be conducted by them, (3) meeting with the independent auditors concerning the results of their audit, and (4) overseeing the scope and accuracy of the Company's system of internal accounting controls. The Audit Committee is the principal liaison between the Board of Directors and the independent auditors for the Company.
The Audit Committee is composed of three non-employee directors: Mr. Atwood, Mr. Cole and Ms. Norton. All members of the Company's Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards). The Board of Directors has adopted a written charter for the Audit Committee, which is included as an Appendix to this Proxy Statement. During the fiscal year ended September 30, 2000, the Audit Committee conducted one meeting.

     The Compensation Committee is responsible for continually reviewing the Company's compensation and benefit programs and making recommendations regarding these programs to the Board of Directors from time to time. The Committee consists of Dr. Keffer and Mr. Cole. The Compensation Committee conducted one meeting during the fiscal year ended September 30, 2000.

     During the fiscal year ended September 30, 2000, each director, except Mr. Atwood and Mr. Cole, attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which each was a director or committee member, respectively.

Audit Committee Report to Shareholders (1)

     In connection with the September 30, 2000 financial statements, the Audit
Committee: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the auditors the matters required by Statement on Auditing Standards No. 61; and (3) received and discussed with the auditors the matters required by Independence Standards Board Statement No. 1. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission.



                                    By the Audit Committee

                                    Thomas M. Atwood
                                    Louis C. Cole
                                    Margaret M. Norton

______________

(1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG LLP as the Company's independent auditors for the fiscal year ending September 30, 2001, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of KPMG LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       The Board Of Directors Recommends
                         A Vote In Favor Of Proposal 2.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of October 31, 2000, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table employed by the Company in that capacity on October 31, 2000;
(iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                             Shares Beneficially Owned (1)
                                                                   -----------------------------------------
Principal Stockholders, Directors and Executive Officers             Number of Shares      Percent of Total
-----------------------------------------------------------------  --------------------    ---------------
Thomas Keffer....................................................        1,317,260               12.1%
Paradigm Capital Management......................................          882,000                8.1
Dimensional Fund Advisors, Inc...................................          636,600                5.9
John D. Iacobucci (2)............................................           83,333                  *
Peter J. Weyman (3)..............................................           50,978                  *
Kathleen E. Brush (4)............................................           44,392                  *
Merle A. Waterman (5)............................................           41,147                  *
Thomas M. Atwood (6).............................................           33,833                  *
Louis C. Cole (7)................................................           18,812                  *
Margaret  M. Norton (8)..........................................            3,055                  *
John Floisand (9)................................................            2,500                  *
Greg J. Schumacher...............................................              - -                  *
All executive officers and directors
  as a group (12 persons) (10)...................................        3,113,910               28.5%

----------------------

* Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G (if any) filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 10,909,116 shares outstanding on October, 31, 2000, adjusted as required by rules promulgated by the SEC.

(2) Includes 83,333 shares issuable pursuant to options exercisable within 60 days of October 31, 2000.

(3) Includes 50,312 shares issuable pursuant to options exercisable within 60 days of October 31, 2000.

(4) Includes 40,000 shares issuable pursuant to options exercisable within 60 days of October 31, 2000.

(5) Includes 40,539 shares issuable pursuant to options exercisable within 60 days of October 31, 2000

(6) Includes 33,833 shares issuable pursuant to options exercisable within 60 days of October 31, 2000.

(7) Includes 18,812 shares issuable pursuant to options exercisable within 60 days of October 31, 2000.

(8) Includes 3,055 shares issuable pursuant to options exercisable within 60 days of October 31, 2000.

(9) Includes 2,500 shares issuable pursuant to options exercisable within 60 days of October 31, 2000.

(10) Includes 2,841,526 shares of Common Stock, 272,384 shares subject to options exercisable within 60 days of October 31, 2000, held by directors and executive officers of the Company and entities affiliated with such persons. See Notes 2 through 9 above.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2000, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

Compensation of Directors

     The Company's non-employee directors receive $1,500 for each Board of Directors meeting attended in addition to being reimbursed for certain expenses in connection with their attendance at Board and committee meetings. In January 2000 and in March 2000, Ms. Norton and Mr. Floisand were each granted an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $8.250 and $9.313 per share, respectively. Each such grant was made pursuant to the 1996 Equity Incentive Plan. On the date of each annual meeting of the Stockholders of the Company, each non-employee director who has continuously served as a non-employee director since the last annual meeting will be granted an option to purchase 3,500 shares of Common Stock, and each other person who is then a non-employee director will be granted an option to purchase a prorated number of shares of Common Stock based on the number of days such person has continuously served as a non-employee director since the last annual meeting. These options are fully vested when granted.

Compensation Of Executive Officers

                            Summary Of Compensation

     The following table shows for the fiscal year ended September 30, 2000, compensation awarded or paid to, or earned by the Company's (i) Chief Executive Officer, (ii) other four most highly compensated executive officers employed at September 30, 2000, and (iii) former Chief Executive Officer and one former executive officer (the "Named Executive Officers"):

                          Summary Compensation Table

                                                                                                  Long-Term
                                                                Annual Compensation             Compensation
                                                             ------------------------          --------------
                                                                                                 Securities           All Other
                                              Fiscal                                             Underlying          Compensation
Name and Principal Position                    Year        Salary ($)         Bonus ($)          Options(#)             ($)(1)
------------------------------------------    ------      ------------       -----------        ------------        ---------------
John D. Iacobucci (2)                             2000        $ 104,170       $     - -              500,000           $      - -
    President and Chief Executive Officer
Bruce T. Coleman (3)                              2000        $ 220,839       $     - -               60,000           $      - -
    Former Chief Executive Officer                1999        $    - -        $     - -                  - -           $   14,000
Kathleen E. Brush (4)                             2000        $ 245,513       $  20,000               40,000           $   10,506
    Vice President, Marketing
Greg J. Schumacher (5)                            2000        $ 150,692       $  37,500               70,000           $   77,171
    Vice President,  General Manager,
    Stingray Division
Merle A. Waterman (6)                             2000        $  93,319       $  31,750               30,000           $    5,207
    Chief Financial Officer
Peter J. Weyman (7)                               2000        $ 156,667       $  63,750               50,000           $    6,379
    Vice President, General Manager,              1999        $  87,500       $ 250,000              115,000           $    6,400
    Fornova
Michael M. Foreman (8)                            2000        $ 116,820       $  83,247                  - -           $   93,319
    Former Vice President, North                  1999        $ 153,333       $  74,125                5,000           $   12,101
    American Sales                                1998        $  96,500       $ 118,038               45,000           $    7,348
------------------------------------------

(1) Consists of amounts received pursuant to the Company's Profit Sharing Plan, 401(k) Company Matching Funds, and employee stock purchase plan proceeds, as applicable.

(2) Mr. Iacobucci joined the company in May 2000 as President and Chief Executive Officer and is being paid an annual salary of $250,000.

(3)  Mr. Coleman resigned from the Company in April 2000.

(4)  Ms. Brush resigned from the Company in November 2000.

(5) Mr. Schumacher joined the Company in January 2000 as Vice President, General Manager, Stingray Division, and received relocation compensation of $77,171. Mr. Schumacher is being paid an annual salary of $180,000.

(6) Mr. Waterman was appointed the Chief Financial Officer in January 2000 after serving as the Company's Controller from January 1996 through December 1999. Mr. Waterman is being paid an annual salary of $140,000.

(7) Mr. Weyman joined the Company in March 1999 as Vice President, Division Manager, and was paid a signing bonus of $185,000.

(8) Mr. Foreman resigned from the Company in May 2000. All Other Compensation includes severance of $93,319.

Stock Option Grants and Exercises

        The Company has granted incentive stock options to its executive officers under the 1996 Equity Incentive Plan. The following tables show for the fiscal year ended September 30, 2000, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

                                             Option Grants in Last Fiscal Year

                                                     Individual Grants
                         --------------------------------------------------------------------------
                                                                                                       Potential Realizable Value at
                                                 % of Total Options                                    Assumed Annual Rates of Stock
                         Number of Securities        Granted to          Exercise or                     Price Appreciation for
                          Underlying Options         Employees in         Base Price     Expiration        Option Term($)(4)
                                                                                                      ------------------------------
Name                          Granted(#)(1)         Fiscal Year(2)        ($/Sh)(3)         Date            5%              10%
---------------------    ------------------      ------------------     ------------     ----------   -------------     ------------
John D. Iacobucci               500,000                 20.8%              $4.719          4/17/10      $1,483,877       $3,760,435
Bruce T. Coleman                 60,000                  2.5%              $5.312         10/21/09      $  200,372       $  507,742
Kathleen E. Brush                40,000                  1.7%              $5.312         10/20/09      $  133,581       $  338,495
Gregory D. Schumacher            70,000                  2.9%              $8.063          1/14/10      $  355,301       $  900,616
Merle A. Waterman                30,000                  1.3%              $7.750          1/13/10      $  203,605       $  515,974
Peter J. Weyman                  50,000                  2.1%              $7.750          1/13/10      $  243,697       $  617,575
---------------------


(1) Options shown were granted under the Company's 1996 Equity Incentive Plan. Options have a maximum term of 10 years measured from the date of grant, subject to earlier termination upon the optionee's cessation of service with the Company. One hundred percent (100%) of any unvested options become immediately exercisable if there is a change in control.

(2) Based on options to purchase 2,377,850 shares granted to employees in fiscal year 2000, including grants to the Named Executive Officers.

(3) The exercise price is equal to the fair market value of the Common Stock on the date of grant, based on the closing sales price as reported on the Nasdaq National Market.

(4) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock.

    Aggregated Option Exercises in Last Fiscal Year, and September 30, 2000
                                 Option Values

                                                                              Number of Securities
                                                                             Underlying Unexercised       Value of Unexercised
                                                                             Options at FY-End (#)       In-the-Money Options at
                               Shares Acquired on                                 Exercisable/           FY-End ($) Exercisable/
Name                              Exercise (#)       Value Realized($)(1)        Unexercisable              Unexercisable(2)
--------------------           -----------------     --------------------    ------------------------     ----------------------
John D. Iacobucci                       0                  N/A                       500,000 / 52,083       $ 34,166 / $293,834
Bruce T. Coleman                        0                  N/A                        60,000 /60,000        $        2,520 / $0
Kathleen E. Brush                       0                  N/A                        40,000 / 40,000       $        2,520 / $0
Greg J. Schumacher                      0                  N/A                          70,000 / 0          $            0 / $0
Merle A. Waterman                       0                  N/A                        89,665 / 35,801       $    8,556 / $1,693
Peter J. Weyman                         0                  N/A                       165,000 / 43,124       $            0 / $0
Michael M. Foreman                   15,588              $32,721                           0 / 0            $            0 / $0

--------------------

(1) Based on the fair market value per share of the Common Stock (the closing sales price reported by the Nasdaq National Market) at date of exercise, less the exercise price.

(2) Based on the fair market value of the Common Stock ($5.3750) as of September 30, 2000, as reported on the Nasdaq National Market, less the exercise price, multiplied by the number of shares underlying the option.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                         ON EXECUTIVE COMPENSATION (2)

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. The Committee consists of Thomas Keffer and Louis C. Cole.

Compensation Philosophy

     The Company's executive compensation program is based on the following four objectives: (i) to link the interests of management with those of stockholders by encouraging stock ownership in the Company; (ii) to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are competitive with the industry; (iii) to reward individual results by recognizing performance through salary, annual cash incentives and long-term stock based incentives; and (iv) to manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully.

     The components of the Company's compensation program for its executive officers include (i) base salary, (ii) performance-based cash bonuses, and (iii) incentive compensation in the form of stock options.

     Base Salary. The Committee annually reviews base salaries of executive officers, including the Named Executive Officers listed in the Summary Compensation Table. Industry compensation surveys are used to establish base salaries that are within the range of those of persons holding comparably responsible positions at other similar-sized software companies, both regionally and nationally. The Company's current compensation structure falls generally within the midpoint salary range of compensation structures adopted by the other companies in the salary surveys reviewed. Executive's salary may be increased based on (i) the individual's increased contribution to the Company over the preceding year; (ii) the individual's increased responsibilities over the preceding year; and (iii) any increase in median competitive pay levels.

     Annual Cash Bonuses. The Committee recommends the payment of bonuses from time-to-time to the Company's employees, including its executive officers, to provide an incentive to these persons to be productive over the course of each fiscal year. These bonuses are awarded only if the Company achieves or exceeds certain corporate performance objectives relating to revenue and net income. The size of the cash bonus to each executive officer is based on the individual executive's performance during the preceding year as well as that level of combination of cash compensation and stock options that would be required from a competitive point of view to retain the services of a valued executive officer.

     Equity Incentive Plan. The Company believes that a key component to the compensation of its executive officers should be through stock options. Stock options utilized by the Company for this purpose have been designed to provide an incentive to these employees by allowing them to directly participate in any increase in the long-term value of the Company. This incentive is intended to reward, motivate and retain the services of executive employees. The Company has historically rewarded its executive employees through the grant of Incentive Stock Options and Nonstatutory Stock Options.

     Incentive Stock Options and Nonstatutory Stock Options are allocated to both executive and non-executive employees on an annual basis by either the Committee or the Board of Directors. The Company's 1996 Equity Incentive Plan (the "1996 Plan") provides for the grant of up to 3,500,000 shares of the Company's Common Stock of which as of September 30, 2000, 1,612,094 shares have been issued upon the exercise of options, options to purchase 1,187,427 shares were outstanding and 700,479 shares remained available for future grant. Stock options are typically granted with exercise prices equal to the prevailing market value of the Company's common stock on the date of grant, have 10-year terms and are subject to vesting periods established from time to time by the Committee.

     The Compensation Committee employs no particular set of mechanical criteria in awarding stock options. Rather, it evaluates a series of factors including:
(i) the overall performance of the Company for the fiscal year in question; (ii) the performance of the individual in question; (iii) the anticipated contribution by the individual to the Company on an overall basis; (iv) the historical level of compensation of the individual; (v) the level of compensation of similarly situated executives in the Company's industry; and
(vi) that level of combination of cash compensation and stock options that would be required from a competitive point of view to retain the services of a valued executive officer.

CEO Compensation

     Mr. Iacobucci's annual base salary for fiscal year 2000 as President and Chief Executive Officer was $250,000 which is within the range of compensation structures of those persons holding comparable positions at similar sized software companies. In setting this amount, the Committee took into account the scope of Mr. Iacobucci's responsibility and the Board's confidence in Mr. Iacobucci's skills and ability to implement the Company's new corporate strategy and business model. His salary will be adjusted from time-to-time in accordance with the criteria for the determination of executive officer compensation as described above in the section captioned "Base Salary." Mr. Iacobucci takes no part in discussions relating to his own compensation.

Section 162(m) of the Internal Revenue Code

     The Committee has considered the potential future effects of Section 162(m) of the Internal Revenue Code, as amended. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of $1 million per executive per year, but excludes from the calculation of such $1 million limit certain elements of compensation, including performance-based compensation. The cash compensation paid to the Company's Named Executive Officers in fiscal 2000 did not approach the $1 million limit nor is it to be expected to approach such limit in fiscal year 2001. Therefore, the Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as "performance-based compensation."

                                    By the Compensation Committee

                                    Thomas Keffer
                                    Louis C. Cole


(2) The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As noted above, the Company's Compensation Committee consists of Messrs. Keffer and Cole. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. Mr. Keffer has been an officer of the Company since 1989. Since October 1999, Mr. Keffer has been employed by the Company as a general advisor in a part-time capacity and was paid $120,000 during fiscal 2000.

     Performance Measurement Comparison (3)

     The following graph and table show the total stockholder return of an investment of $100 in cash on November 22, 1996 (the date of the Company's initial public offering) for the Company's Common Stock, the Nasdaq Stock Market (U.S.) Index and (iii) the Hambrecht & Quist High Technology Index, an index based on companies in a group of public companies in the high technology industry. All values assume reinvestment of the full amount of all dividends and are calculated as of September 30, 2000.

                              Rogue Wave Software
                      Proxy Performance Graph Calculation

            Base
            Period
            ----------------------------------------------------------------------------------------------
             11/22/96      12/31/96      3/31/97       6/30/97       9/30/97       12/31/97        3/31/98
            ----------------------------------------------------------------------------------------------
RWAV              100           131           76           104           115            92             126
NASDAQ            100           102           96           114           133           125             146
H&Q Tech          100            97           93           112           135           114             138

            ----------------------------------------------------------------------------------------------
             11/21/96      12/31/96      3/31/97       6/30/97       9/30/97       12/31/97        3/31/98
            ----------------------------------------------------------------------------------------------
RWAV        $  12.000     $  15.750     $  9.125     $  12.500     $  13.750      $  11.063      $  15.063
NASDAQ        418.494       425.246      402.187       475.862       556.394        521.061        609.811
H&Q Tech     1,068.70      1,040.00       991.30      1,193.17      1,446.03       1,219.28       1,476.33

_______________

(3) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                             Certain Transactions

     In November 1999, the Company entered into a Separation and Release Agreement with Michael Ernst pursuant to which the Company paid Mr. Ernst $75,000 in severance and further agreed to forgive the home loan in the amount of $127,200 between the Company and Mr. Ernst, pursuant to a Loan Agreement, dated October 8, 1998.

     In January 2000, the Company entered into a Separation and Release Agreement with Robert Holburn pursuant to which the Company paid Mr. Holburn $84,996 in severance and further agreed to forgive the home loan in the amount of $100,000 between the Company and Mr. Holburn, pursuant to a Loan Agreement, dated April 1, 1998.

     In May 2000, the Company entered into a Separation and Release Agreement with Michael Foreman pursuant to which the Company paid Mr. Foreman $93,319 in severance.

     Since October 1999, Mr. Keffer has been employed by the Company as a general advisor in a part-time capacity and was paid $120,000 during fiscal 2000.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been otherwise obtained from unaffiliated third parties.

                                 Other Matters

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                    By Order of the Board of Directors


                                    /s/ Merle A. Waterman
                                    Secretary

December 13, 2000


     A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 30, 2000, is available without charge upon written request to: Corporate Secretary, Rogue Wave Software, Inc., 5500 Flatiron Parkway, Boulder, Colorado 80301.

                                                                      Appendix A

ROGUE WAVE AUDIT COMMITTEE CHARTER

Organization
There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

Statement of Policy
The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the corporation.

Responsibilities
In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality. In carrying out these responsibilities, the audit committee will:

 . Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation and its divisions and subsidiaries.

 . Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

 . Review with the independent auditors, the company's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review company policy statements to determine their adherence to the code of conduct.

 . Review the internal audit function of the corporation including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

 . Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

 . Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

 . Provide sufficient opportunity for the internal and independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

 . Review accounting and financial human resources and succession planning within the company.

 . Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

 . Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

                           ROGUE WAVE SOFTWARE, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON JANUARY 18, 2001

     The undersigned hereby appoints John D. Iacobucci and Merle A. Waterman, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Rogue Wave Software, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Rogue Wave Software, Inc. to be held at 5500 Flatiron Parkway, Boulder, Colorado 80301 on Thursday, January 18, 2001 at 8:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Management Recommends A Vote For The Nominees For Director Listed Below.

Proposal 1:   To elect directors to hold office for the ensuing year and until their successors are elected.

     [_]    For all nominees listed below                 [_]     Withhold Authority to
            (except as marked to the contrary                     vote for all nominees
            below).                                               listed below.

Nominees:   Thomas Keffer, Ph.D., John D. Iacobucci, Thomas M. Atwood,
            Louis C. Cole, John Floisand and Margaret M. Norton

To withhold authority to vote for any nominee(s) write such nominee(s)' name(s) below:

________________________________________________________________________________
________________________________________________________________________________

Management recommends a vote for Proposal 2.

Proposal 2: To ratify the selection of KPMG LLP as independent auditors of the
            Company for its fiscal year ending September 30, 2001.


     [_]  For             [_]  Against            [_]  Abstain



DATED _________________                _________________________________________

                                       _________________________________________
                                                      SIGNATURE(S)


                                       Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.


Please vote, date and promptly return this proxy in the enclosed return envelope that is postage prepaid if mailed in the United States.